Exhibit 99.1

News Release

Contacts:

Integra LifeSciences Holdings Corporation

John B. Henneman, III Executive Vice President, Finance and Administration, and Chief Financial Officer (609) 936-2481 jhenneman@Integra-LS.com	Karen Mroz-Bremner Senior Manager, Corporate Development and Investor Relations (609) 936-6929 Karen.mroz-bremner@Integra-LS.com

Integra LifeSciences Expects 2008 Revenues to be 1% Below Prior Guidance

Announces Full Year 2008 Financial Results Conference Call

Plainsboro, New Jersey, January 9, 2009 – Integra LifeSciences Holdings Corporation (NASDAQ: IART) announced today that its 2008 and 2009 revenues and GAAP and adjusted diluted earnings per share results are expected to be below the guidance previously provided and that it has acquired Minnesota Scientific, Inc. (d/b/a Omni-Tract Surgical).

Total revenues for the year ended December 31, 2008 are expected to be between $654 million and $655 million or approximately one percent below the Company’s prior guidance of $657 million — $665 million. Total revenues in the fourth quarter of 2008 are expected to be between $174 million and $175 million, or about one to two percent below $177 million, which was the low end of the Company’s prior guidance range.

As a result, the Company expects that GAAP and adjusted diluted earnings per share for the quarter and year ended December 31, 2008 will be lower than previous guidance.

The variance is primarily a result of a rapid strengthening of the United States dollar in the fourth quarter and a contraction in hospital capital spending, which has depressed demand for certain capital equipment products, particularly in our neurosurgery product lines. The impact of this decline in demand for capital equipment did not become apparent until late in the quarter.

We continue to see strong growth in our Integra Orthopedic revenue category including our newly acquired spine business as well as sales of products through our Integra Extremity Reconstruction and Integra OrthoBiologics sales organizations. The Company expects this strong performance to continue in 2009.

The Company is also reducing its revenues and GAAP and adjusted diluted earnings per share guidance for 2009. This is based on prevailing exchange rates and our current expectation that hospital spending on capital equipment will continue to be constrained in the current economic environment. In accordance with our usual practice, expectations for financial performance do not include the impact of acquisitions or other strategic corporate transactions that have not yet closed. The Company is now guiding to revenues between $720 million and $740 million for the full year 2009, compared to the prior guidance of $735 million to $755 million. As has been the case in the past, we expect revenues in the first quarter of 2009 to be 3-5% lower than the fourth quarter of 2008, and earnings to be disproportionately lower, and that the fourth quarter of 2009 will be the strongest quarter of the year. The Company is now guiding GAAP diluted earnings per share for 2009 to be between $2.09 and $2.29 per share, compared to its prior guidance of $2.24-$2.44 per share, and adjusted diluted earnings per share for 2009 to be between $2.20 and $2.40 per share, compared to its prior guidance of $2.35-$2.55 per share.

Our 2009 earnings per share guidance does not include the impact of the adoption of Financial Accounting Standards Board Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments that may be Settled in Cash Upon Conversion (“FSP APB 14-1”). The Company is currently assessing the impact of adopting FSP APB 14-1, which we believe will be material to our results of operations. FSP APB 14-1 requires that the liability and equity components of convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) be separately accounted for in a manner that reflects an issuer’s nonconvertible debt borrowing rate.

The Company also announced that it acquired Minnesota Scientific, Inc. (d/b/a Omni-Tract Surgical) on December 22, 2008. Omni-Tract Surgical, based in St. Paul, MN, is a global leader in the development and manufacture of table mounted retractors.  Integra expects to maintain Omni-Tract’s operations in Minnesota and will integrate Omni-Tract’s product lines into its offering of JARIT®, Padgett™, R&B Redmond™, and Luxtec® lines of surgical instruments and illumination systems sold by the Integra Surgical sales team.

Integra has scheduled a conference call for 9:00 AM ET on Monday, March 2, 2009 to discuss financial results for the fourth quarter and full year of 2008 and forward-looking financial guidance. The conference call will be hosted by Stuart Essig, President and Chief Executive Officer of Integra, and will be open to all listeners. Additional forward-looking information may be discussed in a question and answer session following the call.

Access to the live call is available by dialing 719-325-4798 or through a webcast via a link provided on the Investor Relations homepage of Integra’s website at www.Integra-LS.com. Access to a replay is available through March 16, 2009 by dialing 719-457-0820 (PIN 1460424) or through the webcast.

Integra LifeSciences Holdings Corporation, a world leader in regenerative medicine, is dedicated to improving the quality of life for patients through the development, manufacturing and marketing of clinically relevant, innovative and cost-effective surgical implants and medical instruments. The Company’s products are used to treat millions of patients every year, primarily in neurosurgery, orthopedics and general surgery. Integra’s headquarters are in Plainsboro, New Jersey, and it has research and manufacturing facilities throughout the world. http://www.Integra-LS.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks, uncertainties and reflect the Company’s judgment as of the date of this release. Forward-looking statements include, but are not limited to, statements concerning future financial performance, including projections for revenues, GAAP and adjusted net income, GAAP and adjusted earnings per diluted share, acquisition and integration related costs and the corresponding income tax benefit related to those costs. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted or expected results. Such risks and uncertainties include, but are not limited to, the Company’s inability to design or improve internal controls to address the disclosed material weaknesses; the impact upon operations of legal compliance matters or internal controls review, improvement and remediation; difficulties in controlling expenses, including costs of legal compliance matters or internal controls review, improvement and remediation; the impact of changes in management or staff levels; the Company’s ability to maintain relationships with customers of acquired entities; physicians’ willingness to adopt, and third-party payors’ willingness to provide reimbursement for, the Company’s recently launched and planned products; initiatives launched by the Company’s competitors; the Company’s ability to secure regulatory approval for products in development; the Company’s ability to comply with and obtain approvals for products of human origin and comply with recently enacted regulations regarding products containing materials derived from animal sources; the Company’s ability to integrate acquired businesses; the Company’s ability to leverage its existing selling organizations and administrative infrastructure; the Company’s ability to increase product sales and gross margins, and control non-product costs; the amount and timing of acquisition and integration related costs; the geographic distribution of where the Company generates its net income, the timing and amount of share-based awards granted to employees; fluctuations in foreign currency exchange rates; constraints in hospital spending for capital equipment; and the economic, competitive, governmental, technological and other risk factors and uncertainties identified under the heading “Risk Factors” included in Item 1A of Integra’s Annual Report on Form 10-K for the year ended December 31, 2007 and information contained in subsequent filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update publicly any of these statements in light of new information or future events.

Discussion of Adjusted Financial Measures

In addition to our GAAP results, we provide adjusted net income and adjusted earnings per diluted share. Adjusted net income consists of net income, excluding (i) acquisition-related charges, (ii) facility consolidation, manufacturing and distribution transfer and system integration charges, (iii) certain employee termination and related costs, (iv) charges associated with discontinued or withdrawn product lines, (v) charges related to restructuring European subsidiaries, (vi) intangible asset impairment charges, (vii) incremental professional and bank fees related to the delay in the filing of our 2007 Annual Report on Form 10-K, (viii) charges relating to the grant of restricted stock units in connection with the extension of the term of the CEO’s employment agreement and (ix) the income tax expense/benefit related to these adjustments, the cumulative impact of changes in tax rates and certain other infrequently occurring items that affected the reported income tax rate for quarter and year-to-date periods. Adjusted earnings per diluted share are calculated by dividing adjusted net income for earnings per diluted share by adjusted diluted weighted average shares outstanding.

Integra believes that the presentation of adjusted net income and adjusted earnings per diluted share provides important supplemental information to management and investors regarding financial and business trends relating to the Company’s financial condition and results of operations. For further information regarding why Integra believes that these non-GAAP financial measures provide useful information to investors, the specific manner in which management uses these measures, and some of the limitations associated with the use of these measures, please refer to the Company’s Current Report on Form 8-K regarding this press release filed today with the Securities and Exchange Commission. This Current Report on Form 8-K is available on the SEC’s website at www.sec.gov or on our website at www.Integra-LS.com.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
RECONCILIATION OF NON-GAAP ADJUSTMENTS — GUIDANCE
(In thousands, except per share amounts)

	Projected Year Ended
	31-Dec-09
	Low	High
GAAP net income	$63,000	$69,100

Non-GAAP adjustments:

Acquisition-related charges	4,500	4,500

Facility consolidation, manufacturing and distribution transfer and system integration charges	900	900

Income tax expense (benefit) related to above adjustments	(2,100)	(2,100)

Total of non-GAAP adjustments	3,300	3,300

Adjusted net income	$66,300	$72,400

Weighted average common shares outstanding for diluted net income per share	30,200	30,200

GAAP diluted net income per share	$2.09	$2.29

Non-GAAP adjustments detailed above (per share)	$0.11	$0.11

Adjusted diluted net income per share	$2.20	$2.40
IART-F
Source: Integra LifeSciences Holdings Corporation

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